Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements Nos. 333-257569, 333-266448 and 333-266449 on Form S-3 and the registration statement No. 333-199513 on Form S-8 of our report dated March 2, 2023, with respect to the consolidated financial statements of DBV Technologies S.A. and subsidiaries.

KPMG S.A.

/s/ Cédric Adens

Partner

Paris La Défense, France

March 2, 2023